EXHIBIT 10
                                RETIREMENT AGREEMENT
                                --------------------

                    This Retirement Agreement (the "Agreement") is entered into by Theodore E. Martin (the "Employee") and Barnes Group Inc., a Delaware corporation (the "Company") (collectively, the "Parties"), in consideration of the respective agreements and promises of the Parties contained in this Agreement. The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and that such terms are intended to be final and binding.

                    1.   Retirement.  (a)  It is hereby agreed that
                         ----------
          Employee will retire on a date mutually agreeable to the Parties, but in no event later than December 15, 1998 (the "Retirement Date"). Employee agrees that, effective as of the Retirement Date, Employee will resign from his positions as President and Chief Executive Officer and as an employee and a director of the Company and, as applicable, as an employee, officer and director of each of the Company's subsidiaries. Employee further agrees to execute any documents as reasonably requested by the Company to properly reflect such retirement. Employee understands and agrees that, from and after the Retirement Date, he will no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company.

                         (b)  Employee agrees that, for the period
          beginning on the date of this Agreement and expiring on the Retirement Date, Employee shall: (i) continue to hold the titles of President and Chief Executive Officer of the Company; (ii) continue to serve as a director of the Company; and (iii) to the extent requested by the Company's Board of Directors or its designee, (a) assist in the management of the Company, (b) assist in the search and recruitment of a successor and (c) if a successor is named prior to the Retirement Date, cooperate with the successor until the Retirement Date in facilitating a smooth transition of leadership.

                    2.   Retirement Benefits.  Subject to this Agreement
                         -------------------
          becoming effective in accordance with Section 12, and in consideration for acceptance of the terms contained in this Agreement and the release of claims contained in Section 3, the Company agrees to provide Employee with the compensation and benefits set forth in paragraphs (a) through (n) of this Section 2 (the "Retirement Benefits"):

                         (a) The Company shall continue to pay to Employee his base salary, at the rate in effect on the Retirement Date, which is $47,084 per month (the "Base Salary"), from the Retirement Date until August 21, 2001 (the "Continuation Period"), which shall not be reduced by any compensation received by Employee from any other employment (including self-employment). In the event Employee dies prior to August 21, 2001, the Employee's spouse, or if the Employee's spouse dies prior to August 21, 2001, the Employee's designated beneficiary (which may be a trust established by Employee), shall be entitled to continue to receive the payments to which Employee would have been entitled under this paragraph (a) until August 21, 2001.

                         (b) The Company shall pay to Employee a short term incentive award in respect of 1998, which shall be equal to $847,512 (150% of the Base Salary) (the "Annual Bonus"). The amount and payment of the Annual Bonus shall not be contingent upon the attainment of any performance goals. The Annual Bonus in respect of 1998 shall be paid at the same time as annual bonuses are paid to the Company's other senior executives in respect of 1998 (the "1998 Bonus Payment Date"). In the event Employee dies prior to the 1998 Bonus Payment Date, the Employee's spouse, or if the Employee's spouse dies prior to the 1998 Bonus Payment Date, the Employee's designated beneficiary (which may be a trust established by Employee), shall be entitled to receive the payment to which Employee would have been entitled under this paragraph (b).

                        (c)  On January 5, 1999, and on or before the fifth
          (5th) day of each calendar month through and including August 2001, the Company shall pay to Employee an amount equal to $70,626 (one-twelfth (1/12) of the Annual Bonus); PROVIDED, HOWEVER, that the payment in respect of August 2001 shall be $47,843 (21/31 of $70,626). In the event Employee dies prior to August 21, 2001, the Employee's spouse, or if the Employee's spouse dies prior to August 21, 2001, the Employee's designated beneficiary (which may be a trust established by Employee), shall be entitled to continue to receive the payments to which Employee would have been entitled under this paragraph (c) until August 21, 2001.

                        (d) During the Continuation Period, the Company shall continue Employee's and his spouse's participation in and coverage under the Company's medical and dental plans in which the Employee and his spouse participated immediately prior to the Retirement Date, subject to Employee's or his spouse's, as the case may be, payment of all applicable employee contributions or premiums at the rate in effect from time to time for the Company's active employees.

                        (e)  Following the Continuation Period, the
          Employee and his spouse shall be eligible for that health insurance coverage, if any, generally provided by the Company to senior executives retiring on the last day of the Continuation Period and their spouses. Employee's and his spouse's eligibility shall be determined as if Employee continued in employment with the Company through the end of the Continuation Period.

                        (f)  The Company shall continue to pay all
          premiums on Employee's life insurance policy issued under the Company's Officer Enhanced Life Insurance Program (the "Life Insurance Program") until the Employee's sixty-fifth (65th) birthday. The Company shall provide Employee an income tax gross-up equal to the product of (1) 35% plus the applicable state income rate and (2) the Employee's taxable income in respect of these premiums.

                       (g)  The Company shall pay to Employee within ten
          (10) days after the Retirement Date an amount in cash equal to $1,305,420 in satisfaction of all of his outstanding performance units under the Company's 1996 Long Term Incentive Plan.

                       (h) In satisfaction of any benefits payable to Employee under the Company's Supplemental Senior Officer Retirement Plan (the "SORP"), Supplemental Executive Retirement Plan (the "SERP") and Retirement Benefit Equalization Plan, the Company shall pay

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          to Employee, beginning September 1, 2001, a
          monthly lifetime benefit under the SORP of $33,576.10 and a monthly lifetime benefit under the SERP of $4,977.03. In the event Employee dies after September 1, 2001, and is survived by his spouse, Employee's spouse shall be entitled to receive a monthly lifetime benefit under the SORP of $16,788.05 commencing on the first day of the month following the Employee's death. No benefit is payable to Employee's spouse under the SERP. In lieu of the form of payment specified in this paragraph (h) in respect of the SORP, Employee may elect to receive an actuarially equivalent benefit payable in any of the optional forms of benefit provided under the SORP. Any such election must be irrevocable and made prior to September 1, 2000. In the event Employee dies prior to September 1, 2001, and is survived by his spouse, Employee's spouse shall be entitled to receive a monthly lifetime benefit, beginning September 1, 2001, equal to $16,788.05. Actuarial equivalence for purposes of this paragraph
          (h) shall be determined in accordance with the provisions of the SORP as in effect on the date of this Agreement.

                       (i)  Within ten (10) days after the Retirement
          Date, the Company shall (1) transfer to Employee the title of the Company-provided automobile being utilized by the Employee as of the Retirement Date and (2) provide Employee an income tax gross-up equal to the product of (x) 35% plus the applicable state income tax rate and (y) the value of the car includible as taxable income by Employee. The Company shall be responsible for any sales tax imposed on the transfer of title.

                       (j) On or before December 15, 1998, the Company shall offer to purchase Employee's primary residence at a price established by a third party appraiser selected by Employee and reasonably acceptable to the Company. The Company shall, in accordance with the Company's policy, reimburse Employee for the costs of relocating Employee and his spouse to any location within the forty-eight contiguous states. The Company shall provide Employee an income tax gross-up equal to the product of
          (1) 35% plus the applicable state income tax rate and (2) Employee's taxable income in respect of the Company's purchase of Employee's residence and relocation of Employee and his spouse.

                       (k) During the Continuation Period, the Company shall provide Employee with financial planning services in accordance with the Company's policy as in effect from time to time for the Company's active employees, but, in no event, on terms less favorable than under the Company's policy as in effect on the date of this Agreement. The annual cost to the Company shall not exceed $5,000. The Company shall provide Employee an income tax gross-up equal to the product of (1) 35% plus the applicable state income tax rate and (2) Employee's taxable income in respect of the financial planning services.

                       (l) All outstanding stock options held by the Employee shall become vested as of the Retirement Date. In accordance with the Company's amended and restated 1991 Stock Incentive Plan, Employee shall have five (5) years from the Retirement Date within which to exercise the options; PROVIDED, HOWEVER, that if the 1991 Stock Incentive Plan is amended to provide for a longer post-employment exercise period, Employee shall be allowed to exercise his stock options for that longer period which shall be deemed to have commenced on the Retirement Date.

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                       (m)  In respect of all incentive stock units granted
          to the Employee, the Company shall pay to the Employee an amount equal to the product of (1) 125,199 and (2) the greater of (i) the closing per share price of the Company's common stock on the Retirement Date and (ii) $30. The Company shall pay such amount in cash within ten (10) days after the Retirement Date. In addition, on January 15, 1999, the Company shall pay to the Employee an amount equal to the product of (1) 96,000 and (2) the aggregate per share cash dividends paid to the Company's shareholders in the third and fourth quarters of 1998.

                       (n) The Company shall reimburse Employee for his attorney's fees in connection with negotiating this Agreement, subject to a maximum amount of $1,000. The Company shall provide Employee an income tax gross-up equal to the product of (1) 35% plus the applicable state income tax rate and (2) the amount of reimbursement.

                    The Retirement Benefits shall be paid or provided subject to the withholding of any taxes or other amounts required by law to be withheld.

                    Any gross-up payments under Sections 1(f), (i), (j),
          (k) and (n) shall be payable on or before January 15 of the year following the year for which the income is includible in the Employee's taxable income.

                    It is mutually agreed that a portion of the Retirement Benefits provided to Employee under this Section 2 exceed what he is already entitled to under the Company's plans, policies and practices.


                    3.  Release of Claims.  In consideration for the
                        -----------------
          Retirement Benefits, the sufficiency of which is acknowledged hereby, the Employee, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and its present and former officers, directors, executives, agents, attorneys, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively the "Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party arising out of or in any way connected with the Employee's employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, including without limitation, any claims for severance or vacation benefits, unpaid wages, salary or incentive payment, breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, all applicable state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) or employment discrimination under any applicable federal, state or local statute, provision, order or regulation including, but not limited to, any claim under Title VII of the Civil Rights Act of 1964 ("Title VII"), Civil Rights Act of 1988, Fair labor Standards Act, Americans with Disabilities Act, Employee Retirement Income Security Act,

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

          the Federal Age Discrimination in Employment Act ("ADEA") and any similar or analogous state statute, including without limitation Connecticut's Human Rights Law, excepting only:

                         (a) those obligations of the Company under this Agreement;

                         (b) any rights to indemnification the Employee may have under applicable corporate law, the by-laws or certificate of incorporation of any Released Party or as an insured under any Director's and Officer's liability insurance policy now or previously in force; and

                         (c) any claims for benefits under any Company employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

                         The Employee acknowledges and agrees that this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Released Party under Title VII, ADEA or any other federal or state statute or the principals of common law, any such liability having been expressly denied.

                         The Employee acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date of this Agreement, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal.

                     4.  Press Releases; Confidentiality of Agreement.
                         --------------------------------------------
          Except as may be required by applicable law, the Parties shall mutually agree on the form of any press release relating to Employee's retirement from the Company. Other than with respect to information provided in any such press release or required to be disclosed by court order, the Employee agrees not to disclose the terms of this Agreement to any person or entity, other than the Employee's immediate family and financial or legal advisors who agree to be bound by the confidentiality provisions of this Agreement.

                     5.  Return of Company Property.  Employee agrees to
                         --------------------------
          return to the Company all documents, files, and other property of any kind belonging to the Company by no later than the Retirement Date.

                     6.  Non-Solicitation; Non-Discouragement of Business.

          Until August 21, 2001, Employee shall not, directly or indirectly, employ, attempt to employ or solicit for employment, any person who currently is an employee of the Company, its subsidiaries or affiliates; PROVIDED, HOWEVER, that the preceding clause shall not apply with respect to Employee's two sons, Kenneth Martin and Michael Martin. Employee further agrees that, until August 21, 2001, he shall not discourage, or attempt to discourage, any person, firm, corporation or business entity from doing business with the Company or otherwise interfere with the business relationships between the Company and any person, firm, corporation or other business entity.

                    7.   Non-Disparagement.  Employee agrees that he will
                         -----------------
          not make or publish any disparaging statements (whether written or oral) regarding the Company or its subsidiaries, affiliates, directors, officers or employees. The Company agrees that it shall use its best efforts to ensure that its directors and officers do not make or publish any disparaging statements
          (whether written or oral) regarding the Employee or any member of his immediate family. Within five (5) days of the date of this Agreement, the Company shall inform its officers and directors of the Company's obligation under this Section 7.

                    8.   Non-Competition.  By and in consideration of the
                         ---------------
          Retirement Benefits and as an inducement to the Company to enter into this Agreement with Employee, Employee agrees that until August 21, 2001, Employee shall not directly or indirectly become engaged, concerned or interested in or be affiliated with any other business (a "Competing Business") competing in any respect with any material business of the Company or any of its subsidiaries as of the date of this Agreement; PROVIDED, HOWEVER, that nothing contained in this Agreement shall preclude the holding (directly or through nominees) for investment of securities of any such Competing Business which are listed on any recognized securities exchange or are otherwise traded publicly so long as not more than one percent (1%) of any issue of such securities of any one company shall be so held. Employee acknowledges that the non-competition provisions contained in this Agreement are reasonable and necessary, in view of the nature of the Company and Employee's knowledge thereof, in order to protect the legitimate interests of the Company.

                    9.   Non-Disclosure.  The Parties agree that Employee
                         --------------
          has obtained knowledge of confidential information regarding the business and affairs of the Company. It is therefore agreed that Employee shall respect and protect the confidentiality of all confidential information pertaining to the Company and its subsidiaries, and Employee represents and agrees that he has not and will not appropriate for his own use, disclose to any third party, or authorize anyone else to disclose, unless authorized by the Company in writing, any secret, confidential, proprietary or financial information concerning the operations, future plans, methods of doing business, or financial condition of the Company or its subsidiaries or affiliates, any customer lists, customer files or other information relating to the customers of the Company or its subsidiaries or affiliates, or any lists of the Company's shareholders that he obtained as a result of his employment with the Company and which is not otherwise publicly available (unless it became publicly available in violation of this Section 9 or any other agreement of Employee). This Section 9 shall not apply to information required to be disclosed by court order provided that the Employee shall notify the Company prior to the disclosure of any information required to be disclosed by court order.

                    10.  Review Period.  The Employee represents that he
                         -------------
          has carefully read and fully understands the terms of this Agreement, that he has been given not less than twenty-one (21) days to consider this Agreement, that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of counsel with regard to this Agreement, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberate thought and action, accepts the terms of and executes the same as his own free act. If Employee executes this Agreement prior to the expiration of the twenty-one day period, Employee acknowledges that he has done so voluntarily and knowingly.

                    11.  Revocation.  Employee acknowledges and understands
                         ----------
          that this Agreement may be revoked by him within seven (7) days of signing it and shall not be effective until the period during which Employee may revoke this Agreement has expired without Employee having

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

          revoked this Agreement. Revocation shall be made by sending a written notice of revocation to Thomas O. Barnes, Chairman, at Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06011-0489. For this revocation to be effective, written notice must be received no later than the close of business of the seventh (7th) day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive or be entitled to receive any of the Retirement Benefits provided for in this Agreement. This Agreement shall be final and binding on the eighth (8th) day after it has been executed and delivered to the Company.

                    12.  Notices.  All notices and communications provided
                         -------
          for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid; if to Employee, addressed to him at his most recent address as provided to the Company in writing, and if to the Company, addressed to Thomas O. Barnes, Chairman, at Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06011-0489, or to such other address as any party may have furnished to any other in accordance herewith. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

                    13.   Breach of Representation.  As a further material
                          ------------------------
          inducement to the Company to enter into this Agreement, Employee agrees that in the event Employee breaches this Agreement or it is discovered that any representation made in this Agreement was false when made, all further payment or provision of the Retirement Benefits, other than the benefit to which Employee would be entitled under the SORP and SERP in the absence of this Agreement based on his service and compensation through the Retirement Date, shall cease.

                    14.  Complete Agreement.  The Parties acknowledge and
                         ------------------
          agree that this Agreement constitutes the complete agreement between them and that no oral modification of this Agreement is permissible. The Parties further acknowledge and agree that this Agreement and the terms contained herein supersede all previous contracts and agreements between the Parties, and that all previous contracts and agreements between the Parties, other than contracts and agreements under which Employee has a vested right, shall become null and void upon execution of this Agreement.

                    15.  Counterparts.  This Agreement may be executed in
                         ------------
          several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                    16.  Successors.  This Agreement shall be binding upon
                         ----------
          any and all successors and assigns of Employee and the Company.

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

                    17.  Governing Law.  Except for issues or matters as to
                         -------------
          which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without giving effect to the conflicts of law principles thereof.

                                        BARNES GROUP INC.

                                            By:   /s/ Thomas O. Barnes
                                                ------------------------
                                                 Thomas O. Barnes
                                                 Chairman

          STATE OF CONNECTICUT )
                               )  SS.
          COUNTY OF HARTFORD   )
                    -----------

                         On this  6  day of  July   , 1998, before me
                                ----       ---------
          personally appeared Thomas O. Barnes, to me known to be the person who executed this Agreement and acknowledged that he executed the same as his free act and deed.

                         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the Country and State aforesaid, the day and year first above written.



                                                  Notary Public
          My Commission Expires: 06/30/01         /s/ Wilma D. Hart


          By:  /s/ Theodore E. Martin
             --------------------------
                                            Theodore E. Martin

          STATE OF CONNECTICUT )
                               )  SS.
          COUNTY OF HARTFORD   )
                    -----------

                         On this   6  day of   July   , 1998, before me
                                 ----        ---------
          personally appeared Theodore E. Martin, to me known to be the person described in and who executed this Agreement and acknowledged that he executed the same as his free act and deed.

                         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the Country and State aforesaid, the day and year first above written.

                                                  Notary Public
          My Commission Expires: 06/30/01         /s/ Wilma D. Hart
          27279.10 (NY04)

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